SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 31, 1999

Old Kent Financial Corporation
(Exact name of registrant as
specified in its charter)

Michigan	0-14591	38-1986608
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification no.)
incorporation)

111 Lyon Street, N.W.
Grand Rapids, Michigan		49503
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number,
including area code:    (616) 771-5000

Item 5.        Other Events.

                    Old Kent Financial Corporation ("Old Kent") acquired CFSB Bancorp, Inc. ("CFSB"), a holding company with headquarters in Lansing, Michigan, in a transaction that was effective as of July 9, 1999. All outstanding shares of CFSB were converted into Old Kent common stock, except for insignificant cash payments for fractional shares. Old Kent will account for the acquisition as a pooling-of-interests.

                    ASR 135, as interpreted by SAB 65, indicates that no affiliate of either combining company may reduce its risks relating to its common shareholder position during a period ending when financial results including at least 30 days of post-merger combined operations have been published. This Form 8-K is filed for the purpose of publishing combined operating results to satisfy this provision. The following is a combined, condensed unaudited statement of the results of operations of Old Kent Financial Corporation and its subsidiaries for the months ended July 31 and August 31, 1999.

                    Pre-tax income for July includes $10 million of one-time merger-related charges. These charges result in a $6.9 million negative impact to net income. Operating results for the one month period ended July 31 or August 31, 1999 are not necessarily indicative of the results that may be expected for the three-month or nine-month period ending September 30, 1999, or the year ending December 31, 1999.

                    The following statement does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, reference should be made to the consolidated financial statements and footnotes included in Old Kent Financial Corporation's annual report on Form 10-K for the year ended December 31, 1998, and its quarterly report on Form 10-Q for the quarter ended June 30, 1999.

OLD KENT FINANCIAL CORPORATION
Condensed Combined Income Statement (Unaudited)
(In thousands of Dollars)

For the	For the
Month Ended	Month Ended
July 31, 1999	August 31, 1999

Interest Income	$102,332	$103,123
Interest Expense	47,687	48,396
Net Interest Income	54,645	54,727
Provision for Loan Losses	452	3,209
Net Interest Income After Provision	54,193	51,518

Other Income:

Mortgage Banking Revenues	14,646	16,586
Investment Management & Trust Revenues	6,103	6,000
Deposit Account Revenues	5,582	5,530
Other Income	6,865	8,015
Total Other Income	33,196	36,131

Other Expenses:

Salary and Benefits Expense	29,549	27,525
Occupancy & Equipment	6,915	7,427
Other Expenses	28,378	18,284
Total Other Expenses	64,842	53,236

Income before Taxes	22,547	34,413
Income Taxes	8,112	12,291
Net income	$ 14,435	$ 22,122

SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 17, 1999	OLD KENT FINANCIAL CORPORATION
(Registrant)

By: /s/ Janet S. Nisbett
Janet S. Nisbett
Senior Vice President and Controller